SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

May 6, 2004

Date of Report (Date of earliest event reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

220 West Crest Street Escondido, California 92025-1707
(Address of principal executive offices) (Zip Code)

(760) 741-2111
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Item 5.           Other Events

On May 6, 2004, Realty Income Corporation (the “Company”) entered into a purchase agreement with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC as representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 4,000,000 shares of its 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock at $25.00 per share, raising gross proceeds of $100 million.  Closing of the offering is expected on May 27, 2004.  The Class D preferred stock has no stated maturity and may be redeemed at the Company’s option on or after May 27, 2009.  The Company intends to use a portion of the net proceeds from the offering (approximately $69.8 million) to redeem all of its outstanding Class B preferred stock and the remaining net proceeds to repay outstanding borrowings under its $250 million credit facility and for general corporate purposes.

Item 7.           Exhibits

(c)	Exhibits.

1.1	Purchase Agreement, dated May 6, 2004, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
12.1	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).
99.1	Press Release Announcing the Offering dated May 6, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALTY INCOME CORPORATION

Date: May 25, 2004	By:	/s/ Michael R. Pfeiffer
		Name:	Michael R. Pfeiffer
		Title:	Executive Vice-President, General Counsel and Secretary